CONSENT OF INDEPENDENT AUDITORS'






The Board of Directors:
Norfolk Southern Corporation:

We consent to the incorporation by reference herein of our report dated January 25, 1994, which appears in the December 31, 1993 annual report on Form 10-K of Norfolk Southern Corporation. Our report refers to changes in accounting methods related to income taxes, postretirement benefits, and postemployment benefits.



/s/ KPMG Peat Marwick LLP


January 25, 1995